SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 001-13410

                       Transworld Telecommunications, Inc.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

            102 West 500 South, Ste. 320, Salt Lake City, Utah 84101
            --------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Shares
                               -------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
                               -------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [ X ]      Rule 12h-3(b)(1)(ii)    [   ]
         Rule 12g-4(a)(1)(ii)    [   ]      Rule 12h-3(b)(2)(i)     [   ]
         Rule 12g-4(a)(2)(i)     [   ]      Rule 12h-3(b)(2)(ii)    [   ]
         Rule 12g-4(a)(2)(ii)    [   ]      Rule 15d-6              [   ]
         Rule 12h-3(b)(1)(i)     [   ]

         Approximate  number of  holders  of record as of the  certification  or
notice date:   252
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Transworld Telecommunications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: April 20, 1999               By:  /S/ Tom Howard
                                         -------------------------------

                                    Its: President
                                         -------------------------------